Exhibit 99.1

FOR IMMEDIATE RELEASE

January 26, 2015

ART’S WAY MANUFACTURING NAMES AMBER

MURRA CHIEF FINANCIAL OFFICER

ARMSTRONG, IOWA, January 26, 2015 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces that Amber Murra has been promoted to Chief Financial Officer effective January 22, 2015. Prior to this position, Ms. Murra served as the Director of Finance for Art’s Way Manufacturing. Ms. Murra has 11 years of experience in various financial and accounting positions. Ms. Murra began her career in public accounting at KDV, and has also worked at J.L. Swanson, Chtd and Winnebago Industries. Ms. Murra graduated from Minnesota State University, Mankato in December 2003 with a Bachelor of Science degree in Accounting, and earned the CPA designation in June of 2007.

Chairman of the Art’s Way Board of Directors, J. Ward McConnell Jr., commented, “We are very pleased to announce Amber’s promotion to Chief Financial Officer. Amber’s dedication and growth have earned her this promotion. We believe her expertise will enable us to continue to move our business forward.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

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